December 6, 2017
To the Shareholders of Alexander & Baldwin, Inc.:
As previously announced, the Alexander & Baldwin, Inc. (“A&B”) board of directors unanimously approved a plan for A&B to be subject to tax as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2017. In satisfaction of certain requirements for qualification and taxation as a REIT, the board of directors declared a special distribution on our shares of common stock in an aggregate amount of $783 million (approximately $15.92 per share), which we refer to as the Special Distribution. The Special Distribution will include A&B’s accumulated earnings and profits attributable to non-REIT years and a substantial portion of A&B’s estimated REIT taxable income for the 2017 and 2018 taxable years. We expect to pay the Special Distribution on January 23, 2018 to shareholders of record as of the close of business on November 29, 2017.
You may elect to receive payment of the Special Distribution either entirely in shares of A&B common stock or entirely in cash, subject to an aggregate maximum amount of cash that will be distributed. We are furnishing you with the enclosed election form and accompanying materials explaining the election process and providing important information regarding the Special Distribution, including the aggregate limit on cash that will be distributed. Please review the enclosed election form and accompanying materials carefully. If you are a shareholder of record, please submit your completed election form to Computershare Shareowner Services LLC, our election and disbursing agent, as soon as possible and no later than 5:00 p.m., Eastern Time, on January 12, 2018. If your shares of A&B common stock are held in the name of a bank, broker or nominee, please inform the bank, broker or nominee of your election in accordance with instructions provided by your bank, broker or nominee as soon as possible so that the bank, broker or nominee can make an election on your behalf no later than 5:00 p.m., Eastern Time, on January 12, 2018. If you have any questions or need any assistance, please call
Georgeson LLC, the information agent for the Special Distribution, toll-free at (866) 821-2614.
Thank you for your continued support of A&B.

Sincerely,

CHRISTOPHER J. BENJAMIN President and Chief Executive Officer